UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2023

Angi Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street,	Suite 700
Denver,	CO	80205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 13, 2023, Angi Inc. (the “Registrant” or “Angi”) appointed Jeffrey W. Kip as President of Angi Inc. and entered into a related employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Kip has agreed to serve as President of Angi, in which capacity he will oversee Angi’s finance, sales, marketing and human resources functions, and to continue to serve as Chief Executive Officer of Angi’s international operations (“Angi International”), in each case, effective as of November 13, 2023 (the “Effective Date”). Mr. Kip will report to Angi’s Chairman and Chief Executive Officer, Joseph Levin.

Mr. Kip, 55, has served as Chief Executive Officer of Angi International since April 2016. Prior to serving in this role, Mr. Kip served as Chief Financial Officer of IAC Inc. (Angi’s controlling stockholder (“IAC”)) from March 2012 to April 2016. Before joining IAC, Mr. Kip served as Executive Vice President, Chief Financial Officer of Panera Bread Company (a national bakery-cafe concept in the United States and Canada (“Panera”)) from May 2006 to March 2012. From November 2003 until May 2006, Mr. Kip served as Panera’s Vice President, Finance and Planning, and as Vice President, Corporate Development from May 2003 until November 2003. From November 2002 until April 2003, Mr. Kip served as an Associate Director and Director at UBS (an investment banking firm), and from August 1999 until November 2002, as an Associate at Goldman Sachs & Co. LLC (an investment banking firm). Since May 2022, Mr. Kip has served on the board of directors of Berkshire Hills Bancorp, Inc. (a bank holding company) and its subsidiary, Berkshire Bank (the largest regional bank headquartered in Massachusetts and the operator of 130 branches in New England, New York and the Mid-Atlantic).

The Employment Agreement provides:

•for a scheduled term of one (1) year from the Effective Date and provides for automatic renewals for successive one-year terms absent written notice from the Registrant or Mr. Kip ninety (90) days prior to the expiration of the then current term;
•that during the term, Mr. Kip shall be eligible to receive an annual base salary (currently $600,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Compensation and Human Capital Committee of the Registrant’s board of directors;
•that as of the Effective Date: (i) Mr. Kip shall receive a grant of 2,200,000 Angi restricted stock units, vesting in four (4) equal annual installments on the first, second, third and fourth anniversaries of the Effective Date, subject to continued service, and (ii) in the case of equity awards denominated in shares of Angi subsidiaries held by Mr. Kip, all unvested awards shall be forfeited and canceled and all vested awards shall be exercised, in each case, as of the Effective Date; and
•that upon a termination of Mr. Kip’s employment by the Registrant without “cause” (and other than by reason of death or disability), his resignation for “good reason” or the timely delivery of a non-renewal notice by the Registrant (a “Qualifying Termination”), subject to Mr. Kip’s execution and non-revocation of a release and his compliance with the restrictive covenants set forth below:
◦the Registrant shall continue to pay Mr. Kip his annual base salary for one (1) year following such Qualifying Termination (the “Severance Period”), subject to offset for amounts received from other employment during the Severance Period; and
◦all outstanding and unvested Angi equity awards (including cliff vesting awards, if any, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Kip as of the date of such Qualifying Termination that would have otherwise vested during the Severance Period shall vest as of the date of such Qualifying Termination; and
◦that Mr. Kip is bound by a covenant not to compete with Angi and its businesses during the term of his employment and the Severance Period and by covenants not to solicit Angi’s employees or business partners during the term of his employment and for eighteen (18) months after a Qualifying Termination. In addition, Mr. Kip has agreed not to use or disclose any confidential information of Angi or its affiliates and to be bound be customary covenants relating to proprietary rights and the related assignment of such rights.

The summary of the material terms of the Employment Agreement set forth above is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of November 13, 2023, between Angi Inc. and Jeffrey W. Kip.
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI INC.

	By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	Chief Legal Officer
Date: November 13, 2023